UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 6, 2006  (May 31, 2006)

IMPLANT SCIENCES CORPORATION

 (Exact name of Registrant as Specified in its Charter)

MASSACHUSETTS

(State or Other Jurisdiction of Incorporation)

001-14949	04-2837126
(Commission File Number)	(I.R.S. Employer Identification Number)

107 Audubon Road, #5

Wakefield, Massachusetts 01880

 (Address of Principal Executive Offices, including Zip Code)

(781) 246-0700

 (Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement

On September 30, 2005, Implant Sciences Corporation (the “Company”) closed a $5.0M preferred stock instrument with Laurus Master Fund, Ltd, (“Laurus”) a Cayman Islands corporation, and issued 500,000 shares of Series D Cumulative Convertible Preferred Stock (the “Series D”). The terms of the agreement state that repayment can be made in cash or converted into the Company’s common stock at a fixed conversion price equal to $6.80 per common share, up to a maximum of approximately 735,000 shares, over a thirty-six (36) month period. The preferred stock has a dividend equal to the prime rate plus one percent (1%) and provides for monthly redemptions to be paid in cash or common shares at the option of the Company, subject to certain restrictions, commencing on January 1, 2006. In addition, Laurus was granted a warrant to purchase 50,000 shares of the Company’s common stock exercisable at a price of $10.20 per share. The Company utilized the proceeds to repay the $3 million term note signed on July 7, 2005 plus accrued interest, and for working capital. As part of the financing, the Company paid Laurus Capital Management, LLC, the manager of Laurus, a closing payment equal to $90,000, plus due diligence and legal expenses of $27,000.

On May 31, 2006, the Company amended the Series D Securities Purchase Agreement and the Certificate of Vote of Directors Establishing a Class or Series of Stock. The terms of the amendment permit the Company to defer approximately $455,000 of cash payments, representing the January 2006, February 2006 and March 2006 amortization payments, and to defer the October 2006 amortization payment, should such payment be required in cash, to the mandatory redemption date of September 30, 2008. In consideration, the Company has agreed to the conversion of the April 2006, May 2006, June 2006, July 2006, August 2006 and September 2006 amortization payments into 261,233 shares of Common Stock of the Company at a conversion price of $3.48 per share, representing a reduction in principal of approximately $909,000, and to reduce the Fixed Conversion Price from $6.80 per share to $4.15 per share. In addition, Laurus was granted a warrant to purchase 150,000 shares of the Company’s common stock at an exercise price of $4.26 per share.

For a complete description of the terms of this agreement, please refer to the exhibits to this Current Report on Form 8-K:

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 of this Current Report on Form 8-K, which Item is incorporated herein by this reference, for a description of the terms of this convertible preferred stock instrument in the amount of $5.0M as amended.

Item 3.02. Unregistered Sales of Equity Securities

See Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by this reference, for a description of the terms of a preferred stock instrument, as amended, that will include the issuance of preferred stock and warrants which are  convertible into shares of the Company’s common stock.

Item 9.01. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report

* 4.1	Form of Series D Cumulative Convertible Preferred Stock dated September 30, 2005.

*10.1	Securities Purchase Agreement by and between the Company and Laurus Master Fund, dated September 30, 2005.

*10.2	Registration Rights Agreement by and between the Company and Laurus Master Fund, dated September 30, 2005.

*10.3	Subsidiary Guaranty dated September 30, 2005

*10.4	Form of Common Stock Purchase Warrant dated September 30, 2005.

*10.5	Form of Funds Escrow Agreement by and among the Company, Laurus Master Fund and Loeb & Loeb LLP

*10.6	Form of Master Security Agreement by and among the Company, C-Acquisition Corporation, Accurel Systems and Laurus Master Fund, dated September 30, 2005.

*10.7	Form of Stock Pledge Agreement by and between the Company and Laurus Master Fund dated September 30, 2005.

10.8	Form of Amendment to Series D Cumulative Convertible Preferred Stock and Securities Purchase Agreement dated May 31, 2006.

10.9	Form of Common Stock Purchase Warrant dated May 31, 2006.

*99.1	Press Release dated October 3, 2005

* Previously filed on Form 8-K on October 5, 2005, and is incorporated herein by reference

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 6, 2006	Implant Sciences Corporation

/s/ A. J. Armini
	Name:	A. J. Armini
	Title:	President and CEO